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                                                                Exhibit 23(g)(6)

              CUSTODY, RECORDKEEPING AND ADMINISTRATIVE SERVICES
                                   AGREEMENT

     THIS AGREEMENT is made this 9th day of March, 2001, by and between UMB BANK, N.A., a national banking association, having its principal office and place of business at 1010 Grand Avenue, Kansas City, Missouri 64141 (the "Bank"), SUNSTONE FINANCIAL GROUP, INC., a Wisconsin corporation, having its principal office and place of business at 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233 ("Sunstone"), and The Oberweis Funds, a Massachusetts business trust, having its principal office and place of business at 951 Ice Cream Drive, North Aurora, Illinois 60542 ("Fund").

     WHEREAS, the Fund offers or intends to offer to its shareholders and potential shareholders one or more retirement or similar plans described in Appendix A hereto and as such is the sponsor of custodial accounts ("Accounts") pursuant to Custodial Agreements (the "Account Agreements");

     WHEREAS, the Fund wishes to appoint the Bank as the custodian for the Accounts, and the Bank is willing to accept appointment as custodian for the Accounts, on the terms and conditions set forth herein; and

     WHEREAS, the Fund and the Bank desire Sunstone to perform, in its capacity as transfer agent for the Fund, certain administrative and recordkeeping duties relative to the Accounts.

     NOW, THEREFORE, the parties to this Agreement agree to the following:

     1. The Bank represents to Fund and Sunstone that it is, and as long as the Accounts and this Agreement are in effect will be, qualified to act as custodian under all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws, rules and regulations.

     2. The Fund hereby appoints the Bank and the Bank hereby accepts appointment as custodian for the Accounts. The Bank agrees to act as custodian for the Accounts subject to the terms hereof, and of each of the Account Agreements.

          a. The Bank understands and agrees that from time to time the Fund may propose amendments to the Account Agreements, whether to comply with then-current provisions of the Code or otherwise, and such amendments shall take effect subject to the provisions of the Account Agreements and subject to the Bank's rights thereunder. The rights of the Fund to propose amendments from time to time shall not affect the Bank's responsibilities as provided herein.

         b.  The appointment of the Bank as custodian hereunder is subject to
(i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the Account Agreements or to the extent the respective Account Agreements do not apply) and the right of Fund hereunder to terminate the appointment of the Bank as custodian under the Account Agreements and to name a successor custodian at any time and from time to time on written notice to the Bank; and (iii) the rights of the Bank and of Fund to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement.

     3. Sunstone hereby agrees to diligently perform the administrative and recordkeeping services described in Appendix B with respect to the Accounts. It is understood that it is not the responsibility of any party hereunder to perform tests and/or monitor and enforce any contribution or benefit limitations or distribution requirements imposed by the Code, such responsibility being that of the party adopting the Account Agreement.

     4. The parties acknowledge and agree that Sunstone and the Bank will not serve as "plan administrator" (as defined by the Employee Retirement Income Security Act of 1974, as amended) of any Account or in any other administrative capacity or other capacity except as transfer agent and custodian, respectively, thereof.

     5. The responsibilities for preparing and keeping current the documents related to the Account Agreements shall be as follows:

         a. The Fund shall provide Sunstone with final forms of (i) Account Agreements, disclosure statements and similar documents ("Account Documents") and (ii) application forms, transfer forms, beneficiary designation forms and similar documents ("Related Documents"), and shall keep such Account Documents and Related Documents current by providing timely any necessary amendments, modifications and supplements thereto. The use of any Account Documents and Related Documents shall be subject to the advance approval of Sunstone and the Bank, which approval shall not be unreasonably withheld.

         b. Any approvals by Sunstone or the Bank under Section 5(a) shall constitute only Sunstone's or the Bank's consent to use any such materials and not the approval of the contents or the effect thereof. The Fund shall bear full responsibility for the Account Documents and the Related Documents and the compliance thereof with all applicable laws, rules and regulations, as amended from time to time, and shall fully protect, indemnify and hold harmless the Bank and Sunstone against any losses arising out of its or their reliance thereon, except that the Fund shall not indemnify or hold harmless the Bank or Sunstone against any losses arising out of its or their reliance on Account Documents or Related Documents to the extent Account Documents or Related Documents are modified to comply with the Bank's or Sunstone's right of approval defined in paragraph 5 (a) above.

     6. Sunstone is hereby authorized to sign any Account Agreement or application for an account by and on behalf of the Bank as custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as custodian, and to designate an employee or

                                       2
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employees of Sunstone as authorized persons to execute such signatures and endorsements. The Bank shall promptly transmit, properly endorsed, to Sunstone any monies, checks or other property received by the Bank as custodian for investment for the Accounts.

     7. Sunstone shall collect all fees charged to the Accounts. Sunstone shall remit to the Bank a portion (as specified in Appendix C hereto) of the fees described in Appendix C hereto which are collected by Sunstone as compensation for its services hereunder. Sunstone shall retain the balance as compensation for its services performed under this Agreement. Sunstone may from time to time, after receipt of approval from the Fund, change such fee schedule; provided, however, no such revision may reduce the compensation to be remitted to the Bank without the Bank's prior approval. The Bank authorizes the distribution on its behalf of any revised fee schedule to existing and prospective Account holders. In the event the Fund determines to waive all or a portion of any related Account fees, the Fund shall continue to be responsible for arranging for payment of all Account related fees to Sunstone and the Bank.

     8. Sunstone shall furnish to the Bank a quarterly report consisting of the number of Accounts and their aggregate market value as of the end of each quarter. Sunstone shall also provide Bank with a shareholder list from time to time as Bank may reasonably request and the Fund hereby authorizes Sunstone to furnish such reports.

     9. The Bank and Sunstone acknowledge the proprietary and confidential nature of Fund's list of shareholders, and hereby agree not to disclose to any other person the names of such shareholders without prior written permission from Fund, except where such disclosure is required by the Code or other law or where the Bank or Sunstone may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when subject to governmental or regulatory audit or investigation.

     10. Sunstone and Fund agree to fully protect the Bank in relying upon the respective duties and responsibilities of Sunstone and Fund under the Account Agreements and this Agreement, and agree that each will fully indemnify the Bank and save and hold the Bank harmless from and against any and all claims, damages (including reasonable attorneys' fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting from or arising out of their respective duties and responsibilities under the Account Agreements and this Agreement; provided however, neither Sunstone nor the Fund is required to protect, indemnify or hold the Bank harmless for any claims, damages (including reasonable attorneys' fees), costs, expenses, losses, judgments, taxes or liabilities arising out of, resulting from, or in connection with the negligence, bad faith or willful misconduct of the Bank. The Bank may reasonably rely on the actions or inactions of Sunstone or the Fund in performing their respective duties under this Agreement and such reasonable reliance shall not be deemed negligence on the part of the Bank.

     11. The Bank agrees to fully protect Fund and Sunstone in relying upon the Bank's duties and responsibilities with respect to the Account Agreements and this Agreement, and agrees that it will fully indemnify the Fund and Sunstone and save and hold each harmless from and against any and all claims, damages (including reasonable attorneys' fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting from or arising out of its duties and responsibilities under the Account Agreements and this Agreement; provided, however, the Bank is not required to protect, indemnify or hold the Fund or Sunstone harmless for any claims, damages, costs, expenses, losses, judgments, taxes or liabilities arising out of, resulting from, or in connection with (i) the respective negligence, bad faith or willful misconduct of the Fund or Sunstone, or (ii) the preparation and keeping current of the Account Documents or the Related Documents. Fund and Sunstone may reasonably rely on the actions or inactions of the Bank in performing its duties under this Agreement and such reasonable reliance shall not be deemed negligence on the part of the Fund or Sunstone.

     12. No provision of this Agreement shall modify or supersede any provision of the Transfer Agency Agreements executed by Sunstone and Fund.

     13. This Agreement may be terminated at any time by mutual consent of the Bank, Sunstone, and Fund, or upon ninety (90) days' written notice to each of the other parties by any party. Upon termination, the Bank and Sunstone shall transfer the records of the Account as directed by Fund. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, assume full responsibility hereunder and Sunstone and Bank shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Anything herein to the contrary notwithstanding, the protective covenants and indemnities provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

     14. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

     15. Notices shall be communicated by first class mail, or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.

               If to Bank:      UMB Bank, N.A.
                                P.O. Box 419692
                                Kansas City, Missouri  64141
                                Attn:  William A. Hann

               If to Sunstone:  Sunstone Financial Group, Inc.
                                803 West Michigan Street, Suite A
                                Milwaukee, Wisconsin  53233
                                Attn:  General Counsel

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               If to Fund:      The Oberweis Funds
                                951 Ice Cream Drive
                                North Aurora, Illinois  60542
                                Attn:  Patrick B. Joyce

     16. This Agreement shall be governed by the laws of the State of Wisconsin.

     17. This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards as of the day and year first above written.

                                       UMB BANK, N.A.

                                       By:    /s/ William A. Hann
                                              --------------------------
                                       Title: Senior Vice President
                                              --------------------------
Attest: /s/ Jared W. Shrout
        -----------------------
        Secretary
                                       SUNSTONE FINANCIAL GROUP, INC.

                                       By:     /s/ Randy M. Pavlick
                                               -------------------------
                                       Title:  Senior Vice President
                                               -------------------------

Attest: /s/ Mary Tenwinkel
        -----------------------
        Senior Vice President
                                       THE OBERWEIS FUNDS

                                       By:     /s/ Patrick B. Joyce
                                               -------------------------
                                       Title:  Executive Vice President
                                               -------------------------
Attest: /s/ Steven J. LeMire
        -----------------------
        Secretary

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                                  APPENDIX A

                                     PLANS

Individual Retirement Accounts that are offered by the Fund under the provisions of Sections 408, 403(b) and/or 530 of the Code, and the regulations promulgated thereunder (Traditional IRAs, Roth IRAs, Roth Conversion IRAs, Rollover IRAs and Simplified Employee Pension Plans known as SEP-IRAs).
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                                  APPENDIX B

                                   SERVICES

Pursuant to the Agreement, Sunstone shall:

     a. Receive, allocate to the appropriate Account, and invest pursuant to the governing Account Agreement, all contributions made thereunder, in accordance with the written instructions of the duly authorized directing authority;

     b. Reinvest for each Account all dividends and capital gains or other distributions payable on the shares credited thereto;

     c. Maintain and reconcile Account records and investment transaction records;

     d. Furnish to each Account grantor (with respect to each grantor's individual Account), promptly after the end of each calendar year, a statement of such grantor's account showing:

          i. The net asset value of all full and fractional shares as of the first and last business days of the calendar year,

          ii. Contributions to and distributions from the account during the calendar year, and

          iii. Earnings reinvested in the account during the calendar year;

     e. Furnish to each Account grantor (with respect to each grantor's individual Account) a confirmation of each transaction in accordance with the terms of the Fund's then current prospectus;

     f. Make distributions from Accounts, including withholding and remittance of federal tax, in accordance with the provisions of the Account Agreements and relevant provisions of the Code;

     g. Furnish information returns and reports to each Account grantor (with respect to each grantor's individual Account) and to the Internal Revenue Service as may be required by the Code; and

     h. Other such functions as all of the parties may agree to from time to time.

                                  APPENDIX C

                                     FEES

Individual Retirement Accounts that are offered by the Fund under the provisions of Sections 408, 403(b) and/or 530 of the Code, and the regulations promulgated thereunder:

     FEES: Annual maintenance fee: $12.50 per account. The annual maintenance fee will be deducted from shareholder accounts unless otherwise paid by or on behalf of the shareholder typically during the fourth quarter of each calendar year.

     PERCENTAGE TO BANK: 25% of the foregoing fees collected by Sunstone.